Exhibit 10.5
CONSULTING AGREEMENT
This Consulting Agreement (the “Agreement”) is entered into as of May 1, 2008 by and between Perrigo Company, 515 Eastern Avenue, Allegan, MI (together with its affiliates, “Perrigo”), and Moshe Arkin, 22 Derech Haganim, Kefar-Shmaryaho, Israel and M. Arkin Ltd. collectively referred to as (“Arkin”).
WHEREAS Perrigo desires to retain Arkin to provide advice and consultation concerning Perrigo’s generic prescription and API product selection and R&D efforts (the “Project”), and Arkin is willing to be retained by Perrigo relative to the Project and to perform all consulting services on a “best efforts” basis.
WHEREAS Perrigo and Arkin desire to make this Agreement relative to the Project effective as of March 18, 2008 (the “Effective Date”).
NOW, THEREFORE, Perrigo and Arkin agree as follows:
1	SCOPE OF ARRANGEMENT
1.1	Perrigo engages Arkin, and Arkin accepts such engagement, to provide advice and consultation to Perrigo regarding the Project.

1.2	During the Term (as defined below) of this Agreement, Arkin agrees to perform the following services relative to the Project:
•	Chair Perrigo’s Product Selection Committee for the generic prescription drug business and provide advice, consultation and direction relative to product selection for the Rx and API businesses;

•	provide advice and consultation concerning Perrigo’s R&D efforts relative to the Generic Rx, API and Israeli – Pharma businesses;

•	provide advice and consultation relative to Perrigo’s strategic initiatives; and

•	perform any other task or assignment as may be required or needed relative to the Project.
2	COMPENSATION AND ACCOUNTING
2.1	During the Term, Perrigo agrees to pay Arkin, as full and complete consideration for his advisory and consultation services relative to the Project, an annual fee of $370,000 USD, payable in substantially equal monthly installments. In addition, Perrigo will reimburse Arkin for his reasonable and necessary expenses related to the Project.

2.2	Except for VAT the fee set forth in Section 2.1 includes all applicable taxes, such as income tax, which shall be paid by Arkin. If Perrigo should be held liable to pay such tax, then Perrigo may deduct and withhold the corresponding amount from the fee otherwise payable to Arkin.
3	COVENANTS
3.1	Confidential Information.
(i)	By reason of this Agreement and his service to Perrigo, Arkin will have access to proprietary or confidential information, technical data, trade secrets or know-how relating to Perrigo, in either oral, written, graphic or electronic form, which may include, but is not limited to, market and product research, business and technical information, scientific and experimental data, patents and patent applications, licenses, manufacturing plans and equipment, manufacturing processes, marketing plans and forecasts and other data relating to the Project (collectively referred to as “Confidential Information”). Confidential Information shall also include all notes, reports, analyses, forecasts, compilations, studies, interpretations or other documents prepared by Arkin that contain or reflect, in whole or in part, the information furnished to Arkin pursuant to this Agreement. Arkin acknowledges that such Confidential Information is a valuable and unique asset of Perrigo.

(ii)	For a period of five (5) years after either (a) the expiration or termination of this Agreement pursuant to Section 6 below or (b) the termination of Arkin’s service as a director on Perrigo’s Board of Directors, whichever is later, Arkin covenants and agrees to keep the Confidential Information confidential and, absent Perrigo’s prior written consent, not disclose any of the Confidential Information in any manner whatsoever to any third party, unless such information is in the public domain through no fault of Arkin or except as may be required by law or in a judicial or administrative proceeding, in which case Arkin will promptly inform Perrigo in writing of such required disclosure, but in any event at least two business days prior to the disclosure. Notwithstanding anything to the contrary in this Section 3.1, to the extent such Confidential Information constitutes a trade secret of Perrigo, Arkin covenants and agrees that the confidentiality obligation will continue until the trade secret information enters into the public domain.

(iii)	Arkin may use the Confidential Information solely for the purpose of the Project and this Agreement.

(iv)	At Perrigo’s request, or in the event this Agreement is terminated for any reason by either party or expires as provided herein, Arkin agrees to return to Perrigo and thereafter refrain from using all Confidential Information and all copies thereof. Arkin shall also destroy all information and materials he created or that were prepared on his behalf that contain or reference Confidential Information. Notwithstanding Arkin’s return and destruction of the Confidential Information, Arkin will continue to be bound by his obligation of confidentiality as otherwise provided herein.
3.2	Inventions and Patents. Arkin agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information that relate to Perrigo’s actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by Arkin in the course of Arkin’s consulting for Perrigo (“Work Product”) belong to Perrigo. Arkin will promptly disclose such Work Product to the Company and perform all actions reasonably requested by Perrigo (whether during or after the Term) to establish and confirm such ownership (including, without limitations, assignments, consents, powers of attorney, and other instruments). To the fullest extent permitted by applicable law, all intellectual property (including patents, trademarks, and copyrights) which is made, developed or acquired by Arkin in the course of Arkin’s consulting for Perrigo will be and remain the absolute property of Perrigo, and Arkin shall assist Perrigo in perfecting and defending its rights to such intellectual property. In addition, to the extent Arkin prepares any works for Perrigo as a result of this Agreement, such works shall be expressly considered as Works Made for Hire. Arkin assigns all right, title and interest, including all copyrights (including reversionary rights) in such works to Perrigo. Perrigo shall not be obligated to provide Arkin any additional consideration for his actions in accordance with this paragraph beyond that provided for in Paragraph 2.1 of this Agreement.

3.3	Non-Compete.
(i)	In exchange for the consideration provided in this Agreement, Arkin agrees that, during the Term and for a period of one year after the expiration or termination of this Agreement, Arkin will not, except with the prior written consent of Perrigo’s Board of Directors, directly or indirectly, engage in Competition. For purposes of this Agreement, “Competition” means that Arkin is employed by, or subject to Section 3.3(ii) below, provides consulting or other substantial services to, any company that in any way sells, manufactures, distributes or develops store brand and value brand over-the-counter (OTC) drug or nutritional products, topical generic prescription pharmaceutical products, active pharmaceutical ingredients or any other products that Perrigo or one of its affiliates is marketing or actively planning to market during the Term of this Agreement or, with respect to the period after termination or expiration of this Agreement, during the one year period ending on the one year anniversary of the date of termination.

(ii)	Notwithstanding anything to the contrary in Section 3.3(i) above, Arkin shall not be prohibited from (a) being a passive owner of not more than 5% of the outstanding stock or equity of any entity that is engaged in competition and that is publicly traded, so long as Arkin has no active participation in the business of such entity, or (b) providing consulting or other substantial services to companies described in Section 3.3(i) above, but only to the extent that such services to not relate, directly or indirectly, to an OTC drug or nutritional product, topical generic prescription pharmaceutical product, or active pharmaceutical ingredient that Perrigo or one of its affiliates is marketing or actively planning to market during the Term of this Agreement, or to any other product that Perrigo or one of its affiliates is marketing or actively planning to market during the Term of this Agreement or, with respect to the period after termination or expiration of this Agreement, during the one year period ending on the one year anniversary of the date of termination.

(iii)	Arkin acknowledges that, as long as he serves as a member of Perrigo’s Board of Directors, he has a fiduciary duty to Perrigo.
3.4	Non-Solicitation. Arkin further covenants and agrees that, during the Term and for the period of one year after the expiration or termination of this Agreement, he will not, except with the prior written consent of Perrigo’s Board of Directors, directly or indirectly, solicit for employment any person who was an employee of Perrigo or an affiliate at any time during the Term for or on behalf of any employer other than Perrigo or an affiliate for any position as an employee, independent contractor, consultant or otherwise. Perrigo agrees that the term “solicit for employment” shall not include general solicitations of employment not specifically directed toward an employee, newspaper or other periodical advertisements, or general searches conducted by professional recruiting firms.

3.5	Arkin acknowledges that Perrigo’s willingness to retain his services and pay him as provided in this Agreement is expressly conditioned on Arkin’s undertaking and complying with the requirements and restrictive covenants in this paragraph 3. Arkin agrees that (i) the covenants set forth in this paragraph 3 are reasonable in all respects, including, where applicable, geographical and temporal scope, and (ii) Perrigo and Arkin would not have entered into this Agreement but for Arkin’s and Perrigo’s covenants contained, and (iii) the covenants contained have been made in order to induce Perrigo and Arkin to enter into this Agreement.
4	TERM AND TERMINATION
4.1	This Agreement shall become effective as of the Effective Date and shall remain in effect for a period of twelve (12) months (the “Term”). Thereafter, this Agreement shall automatically be extended for additional 12-month periods unless either party to this Agreement provides written notice of non-renewal to the other party at least 90 days before the last day of the Term. The term “Term” shall also include any renewal period under the foregoing provisions of this paragraph 4.1.

4.2	Either party may terminate this Agreement for any reason prior to its natural expiration by that party giving ninety (90) days prior written notice of termination to the other party.

4.3	If either Perrigo or Arkin materially breaches any of the terms of this Agreement, the other party shall have the right to terminate this Agreement with immediate effect upon written notice.

4.4	The provisions of Sections 3 and 4 shall survive any early termination for a period of three (3) years from the date of such termination.

4.5	This Agreement shall be governed by the laws of the State of Israel without regard to principals of conflict of laws.
5	MISCELLANEOUS PROVISIONS
5.1	Arkin’s relationship with Perrigo is as an independent contractor. Nothing in this Agreement shall create an employment or agency relationship, nor shall Arkin act as an agent or employee of Perrigo unless such representation is specifically provided for herein or in writing by Perrigo.

5.2	Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage pre-paid or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

Perrigo:
Perrigo Company
515 Eastern Avenue
Allegan, MI 49010
Attn: General Counsel
Copy to Director of Human Resources
Arkin:
Moshe Arkin
22 Derech Haganim
Kefar-Shmaryaho, Israel
5.3	This Agreement contains the entire agreement between the parties relative to the Project and supersedes all prior agreements and understandings, written or otherwise, related to the Project. This Agreement may not be modified or waived, in whole or in part, unless agreed to in writing by both parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PERRIGO COMPANY	MOSHE ARKIN

By: /s/ Joseph C. Papa	By: /s/ Moshe Arkin

Joseph C. Papa	Moshe Arkin
President and Chief Executive Officer

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